Exhibit 10.9(e)

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
Compensation Policy for Non-Employee Directors
(As Amended and Restated June 6, 2003)

I.            Introduction

Similar to its philosophy for the compensation of executive officers, the Board of Directors (the "Board") of INTERNATIONAL REMOTE IMAGING SYSTEMS, INC. (the "Company") believes that the Company's future success depends in part on its ability to attract and retain highly qualified individuals to serve on the Board.  With this goal in mind, the Board has reviewed the current compensation arrangements for non-employee directors.  Based on that review and the consideration of director compensation practices at comparable companies, the Board believes that the adoption of this policy is necessary to maintain a competitive compensation package for its non-employee directors.

II.          Scope of Policy

This policy governs the compensation of non-employee directors of the Company.  For purposes of this policy, a "non-employee director" means a director who:  (i) is not employed as an officer or other employee of the Company, or any of its subsidiaries, and (ii) does not receive more than SIXTY THOUSAND DOLLARS ($60,000) in compensation, directly or indirectly, in the relevant year from the Company, or any of its subsidiaries, for services as a consultant or in any other capacity other than as a director.

III.         Annual Retainer

Non-employee directors will receive an annual retainer of THIRTY THOUSAND DOLLARS ($30,000) per year.  The Company will pay the retainer in monthly installments of TWO THOUSAND FIVE HUNDRED DOLLARS ($2,500), and the retainer will be considered earned when paid.   Non-employee directors will be entitled to a sum of FIVE HUNDRED DOLLARS ($500) for each additional day of travel necessitated by board meeting schedules.

IV.        Stock Option Awards

A.                  Initial Grants.  Non-employee directors will receive a non-qualified stock option to purchase Ten Thousand (10,000) shares of common stock upon their initial election or appointment to the Board.  The exercise price will be the closing price of the common stock on the date of their appointment or election, as applicable.

B.                  Annual Grants.  Effective for fiscal years commencing on January 1, 2003, each non-employee director will receive annual non-qualifying stock option grants equal to the number of shares per non-employee director as established at the last Board of Directors meeting preceding the end of the fiscal year and if the resolution is adopted, it should be 10,000 shares.  The exercise price will the closing price of the common stock on the last trading day of the preceding fiscal year.  Any non-employee director(s) who join the Board during the fiscal year will receive as pro-rated annual grant in addition to the initial grant.

C.                  Grant Date, Duration and Vesting.  Unless otherwise specified in this policy, all stock options awarded to non-employee directors under this policy will:  (i) have an effective grant date that is the same as the date used to determine the exercise price and (ii) vest in full immediately upon grant.  Unless otherwise required by the context, all references in this policy to a "year" refer to the year between annual stockholders meetings.

V.            Participation in Stock Purchase Plan

Non-employee directors shall be entitled to participate in the Employee Stock Purchase.  Non-employee directors may apply up to Fifty Percent (50%) of their annual retainer to the purchase of stock through the Employee Stock Purchase Plan.

VI.            Administration and Interpretation

The Board will have complete discretion to resolve any questions relating to the administration or interpretation of this policy, and their decision will be final and binding on all non-employee directors.

VII.            Amendments

The Board has adopted this policy based on the business and economic conditions in existence at the time of adoption and intends to periodically review the policy in light of changes in those conditions.  Therefore, the Board reserves the right to amend this policy at any time and in any manner that it deems necessary, appropriate or desirable to reflect the best interests of the Company.  The Board also reserves the right to vary from the policy, from time to time, without amending it and shall do so by resolution of the Board.